Exhibit 21.1
SUBSIDIARIES OF YODLEE, INC.

Subsidiary	Jurisdiction
Yodlee Infotech Private Limited	India
Yodlee Canada, Inc.	Canada
Yodlee Group Australia PTY Ltd	Australia